Exhibit 99.1

April 7, 2006

Sally O. Thiel, Director	Jo Ann Lehtihet
Investor Relations	Media Relations/Public Relations
C-COR	C-COR
(814) 231-4402, email: sthiel@c-cor.com	(814) 231-4438, email: jlehtihet@c-cor.com

C-COR PROVIDES BUSINESS UPDATE

Anticipates Meeting First Call Earnings Estimate

State College, PA (April 7, 2006) – C-COR Incorporated (Nasdaq: CCBL), a global provider of interoperable solutions that simplify the transition to on demand networks, is providing updated financial guidance for its third quarter of fiscal year 2006 that ended on March 24, 2006. This update is being given in light of scheduled meetings with investors, analysts, and C-COR executives at The NCTA National Show in Atlanta, Georgia (April 9-11, 2006).

Based on a review of preliminary, unaudited financial results for the third quarter of fiscal year 2006, C-COR anticipates the Company will report net sales of between $60 and $61 million and earnings that are in line with the First Call consensus estimate of a non-GAAP loss of $.10 per share. The Company also expects to report a positive book-to-bill ratio.

For the fourth quarter of fiscal year 2006, the Company anticipates that its financial results will be in line with the current First Call consensus forecasts of $69 million in net sales and a non-GAAP loss of $.03 per share.

The non-GAAP First Call earnings estimates exclude certain items such as restructuring and asset impairment charges, amortization of intangible assets, stock compensation expense, and gains or losses on sales of assets. The Company is not providing corresponding GAAP measures to the forward looking non-GAAP measures provided by First Call because the Company has not yet finalized the accounting for restructuring, asset impairment, and asset dispositions that will affect reported GAAP results for the third quarter of fiscal 2006 and projected results for the fourth quarter of fiscal 2006.

C-COR will issue a press release with detailed third quarter fiscal year 2006 results on Thursday, April 20, 2006, before the opening of the market.

About C-COR

C-COR offers world-class, market-focused business solutions for cable operators, telephone companies, broadcasters, and other private and public sector entities that put subscribers in personal control of their entertainment, information, and communication needs. The Company’s solutions simplify the transition to Internet Protocol (IP) demand-oriented networks by delivering interoperable, modular products in sync with IP network upgrade cycles. These solutions bring together On Demand and OSS applications, broadband access technology, and a nationwide corps of expert field engineers to enable the delivery of business services; digital program/ad insertion; management and delivery of VOD, VoIP, and HSD; network capacity expansion; centralized office automation for workforce management, network assurance, and subscriber fulfillment; and a variety of outsourced field services that help keep networks operating at peak performance. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index. For additional information regarding C-COR, visit www.c-cor.com.

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, the Company’s ability to implement its restructuring and cost reduction measures, and the Company’s ability to complete and integrate acquisitions and achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.